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Freeport-McMoRan Copper & Gold Inc.
Recommends Rejection of Below-Market Price Mini-Tender Offer

PHOENIX, AZ, April 9, 2010 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that it has been notified by TRC Capital Corporation (TRC) that it is making an unsolicited “mini-tender offer” to FCX shareholders to purchase up to 1,000,000 shares of FCX common stock at a below-market price of $83.00 per share.  FCX cautions holders of its common stock that TRC’s offer price was approximately 4.96 percent below the $87.33 per share closing price of FCX’s common stock on April 6, 2010, the day prior to the date of the offer, and approximately 3.54 percent below the $86.05 per share closing price of FCX’s common stock on April 8, 2010.  The shares sought by TRC represent approximately 0.23 percent of FCX’s total outstanding shares of common stock.

FCX does not endorse this unsolicited mini-tender offer, and FCX is not associated in any way with TRC, the mini-tender offer or the offer documentation. FCX recommends that shareholders not tender their shares because the offer price is below FCX’s current share price.  FCX urges shareholders to obtain current market quotes for their shares of FCX common stock, consult with their financial advisor and exercise caution with respect to TRC’s offer. FCX notes that TRC’s offer is subject to a number of conditions, including a financing condition, so that TRC may not be obligated to purchase shares tendered pursuant to its offer.

The Securities and Exchange Commission (SEC) has issued an investor alert regarding mini-tender offers such as this one, noting that in making offers at below-market prices, bidders are “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.”  According to the SEC, because mini-tender offers are for less than 5 percent of a company’s stock, they are not subject to regulations that provide the investor protections required for larger tender offers, including the filing of disclosure and other tender offer documents with the SEC and other procedural protections mandated by the U.S. securities laws.  The SEC’s investor alert can be found on the SEC web site at http://www.sec.gov/investor/pubs/minitend.htm.

According to TRC’s current offer documents, FCX shareholders who already have tendered shares may withdraw their shares at any time prior to 12:01 a.m. New York City time on Thursday, May 6, 2010 by following the procedures described in the offer documents.

FCX encourages stockbrokers and dealers as well as other market participants to review the SEC's and the NYSE's recommendations on mini-tender offers, available at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and in Information Memo Number 01-27, issued by the NYSE on Sept. 28, 2001, which can be found under the "Regulation -- NYSE -- Rules & Interpretations -- Information Memos" tab at www.nyse.com.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the Tenke Fungurume minerals district in the Democratic Republic of Congo.  Additional information about FCX is available on our web site at www.fcx.com.

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